First National Lincoln Corporation Reports Record Earnings Per Share, Up 19.4% Over 2007

DAMARISCOTTA, ME, April 23 – First National Lincoln Corporation (Nasdaq: FNLC), today announced unaudited results for the quarter and three months ended March 31, 2008, with record earnings per share on a fully diluted basis of $0.37, up $0.06 or 19.4% from the $0.31 reported for the quarter ended March 31, 2007. Net income for the quarter was $3,591,000, an increase of $588,000 or 19.6% from the $3,003,000 posted for the first quarter of 2007 and up $103,000 or 2.9% from the previous quarter.

“This was an excellent quarter for First National Lincoln Corporation,” observed Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “The rapid lowering of rates by the Federal Open Market Committee has been very positive for FNLC, resulting in funding costs dropping faster than our yield on assets and improving our net interest margin. This, in turn, led to increased net interest income – up $1.3 million or 16.5% compared to the first quarter of 2007 and up $314,000 or 3.7% compared to the previous quarter.

“In addition to improved margins, we also had strong growth in earning assets during the first quarter,” President Daigneault said. “The investment portfolio increased $11.1 million or 5.0% during the quarter, and the portfolio’s yield continues to be in the top ten percent of the Bank’s peer group. At the same time, the loan portfolio increased $13.7 million or 1.5% during the quarter, with all of our loan growth coming in commercial loans, which are our highest-yielding assets. Given that the first quarter is traditionally a time of seasonal runoff in core funding, our growth for the quarter was funded with wholesale certificates of deposit.”

“Our asset quality remains very good,” observed F. Stephen Ward, FNLC’s Treasurer and Chief Financial Officer. “The best example of this is in past-due commercial loans, which are at their lowest level in more than three years. While there is weakness in the national economy, at this point we have not experienced a meaningful deterioration in credit quality in either the loan or investment portfolios. This is attributable to conservative loan underwriting and security selection – despite an increasingly competitive landscape we do not compromise quality in order to produce short-term growth at the expense of long-term earnings. In line with this, I am pleased to say that we have not been involved in originating sub-prime mortgages or investing in securities collateralized by sub-prime loans, and unlike many larger banks, we have had no losses or write downs for subprime loans.

“Expense control continues to be a major factor in our performance,” Mr. Ward noted. “Non-interest expense for the quarter was $5.4 million, $199,000 or 3.8% above the same quarter in 2007, with the increase coming in higher employee costs. At the same time, we saw a slight improvement in non-interest income, which was up $28,000 or 1.3% over the same period last year. The impact of higher net interest income and controlled operating costs can be seen in our efficiency ratio, which for the first quarter of 2008 was 46.97%. This is a significant improvement from the 51.16% posted for the first quarter of 2007 and is now well below the level of the Company’s efficiency ratio prior to the FNB Bankshares acquisition in 2005.

“Another indicator of our excellent performance is return on average tangible equity,” Mr. Ward continued. “For this first quarter of 2008, our return on average tangible equity was 17.47%, up from the 15.12% posted for the first quarter of 2007 and the 16.39% posted for the previous quarter. Based upon December 31, 2007 data, the Bank’s return on average tangible equity is in the top 20% of all banks in its peer group.”

“I am pleased to report improvement in the price of our stock during the first quarter,” President Daigneault stated, “which increased $0.51 or 3.48% to close the quarter at $15.15 per share. The performance of our shares continues to compare well to our industry, as seen in the KBW Regional Bank Index, which was down 6.21% during the first quarter. Our stock also fared well in the first quarter compared to the broad market, as measured by the S&P 500, which declined 9.92% during the period.

“The Company raised its cash dividend again in the first quarter from $0.180 to $0.185 per share,” President Daigneault said. “We have now raised our cash dividend for 15 consecutive years and for 50 consecutive quarters, and at an annual rate of $0.74 per share, this results in a very attractive dividend yield of 4.88% based on our March 31, 2008 closing price of $15.15 per share. This is an extremely attractive yield given the returns available on fixed-income investments in the current declining rate environment.

“In addition to payment of dividends, the Company uses a portion of its earnings to repurchase its shares, which Management and the Board of Directors continue to see as an appropriate use of capital,” President Daigneault added. “This is especially true given the current price of our stock and for the banking industry in general. During the first quarter of 2008, the Company repurchased 47,430 shares at an average price of $14.63 per share and at a total cost of $0.7 million. As of March 31, 2008, the Company had repurchased 134,141 shares under the current repurchase program at an average price of $14.96 per share and at a total cost of $2.0 million.

“As I stated previously, this was an excellent quarter for FNLC,” President Daigneault concluded. “We saw good growth in earning assets, an improved net interest margin, increased net interest income, and record net income and earnings per share. Our efficiency ratio has improved dramatically, and we continue to share our profits with our shareholders in the form of increased cash dividends. I view First National Lincoln Corporation as a good investment opportunity, especially for those interested in Maine-based companies or high-performing community banks.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
In thousands of dollars	2008	2007	2007
Assets
Cash and due from banks	$15,837	$17,254	$21,103
Overnight funds sold	-	-	-
Securities available for sale	40,578	40,461	43,924
Securities to be held to maturity (fair value $193,416 at March 31, 2008, $181,132 at December 31, 2007 and $133,474 at March 31, 2007)	192,300	181,354	134,466
Loans held for sale (fair value approximates cost)	2,281	1,817	584
Loans	933,814	920,164	846,190
Less: allowance for loan losses	7,208	6,800	6,495
Net loans	926,606	913,364	839,695
Accrued interest receivable	7,273	6,585	7,202
Premises and equipment	16,250	16,481	15,670
Other real estate owned	1,558	827	1,144
Goodwill	27,684	27,684	27,684
Other assets	17,841	17,423	17,149
Total Assets	$1,248,208	$1,223,250	$1,108,621
Liabilities
Demand deposits	$57,008	$60,637	$53,128
NOW deposits	96,226	101,680	96,685
Money market deposits	127,360	124,033	140,465
Savings deposits	86,247	86,611	93,472
Certificates of deposit	329,833	301,364	182,890
Certificates $100,000 and over	129,803	106,955	258,121
Total deposits	826,477	781,280	824,761
Borrowed funds	295,253	316,719	162,512
Other liabilities	12,867	12,583	12,548
Total Liabilities	1,134,597	1,110,582	999,821
Shareholders' Equity
Common stock	97	97	98
Additional paid-in capital	44,309	44,762	45,693
Retained earnings	69,234	67,647	62,685
Net unrealized gains on securities available-for-sale	240	436	672
Net unrealized loss on postretirement benefit costs	(269)	(274)	(348)
Total Shareholders' Equity	113,611	112,668	108,800
Total Liabilities & Shareholders' Equity	$1,248,208	$1,223,250	$1,108,621

Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,706,784	9,732,493	9,783,515
Book value per share	$11.70	$11.58	$11.12
Tangible book value per share	$8.85	$8.73	$8.29

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the three months ended
	March 31,
In thousands of dollars	2008	2007
Interest income
Interest and fees on loans	$15,292	$14,462
Interest on deposits with other banks	-	-
Interest and dividends on investments	3,038	2,486
Total interest income	18,330	16,948
Interest expense
Interest on deposits	6,439	7,229
Interest on borrowed funds	3,074	2,154
Total interest expense	9,513	9,383
Net interest income	8,817	7,565
Provision for loan losses	500	300
Net interest income after provision for loan losses	8,317	7,265
Non-interest income
Investment management and fiduciary income	390	503
Service charges on deposit accounts	682	659
Net securities gains	-	-
Mortgage origination and servicing income	94	100
Other operating income	1,010	886
Total non-interest income	2,176	2,148
Non-interest expense
Salaries and employee benefits	2,925	2,712
Occupancy expense	411	379
Furniture and equipment expense	490	474
Amortization of identified intangibles	71	71
Other operating expense	1,552	1,614
Total non-interest expense	5,449	5,250
Income before income taxes	5,044	4,163
Applicable income taxes	1,453	1,160
NET INCOME	$3,591	$3,003

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the three months ended
Dollars in thousands,	March 31
except for per share amounts	2008	2007

Summary of Operations
Interest Income	$18,330	$16,948
Interest Expense	9,513	9,383
Net Interest Income	8,817	7,565
Provision for Loan Losses	500	300
Non-Interest Income	2,176	2,148
Non-Interest Expense	5,449	5,250
Net Income	3,591	3,003
Per Common Share Data
Basic Earnings per Share	$0.37	$0.31
Diluted Earnings per Share	0.37	0.31
Cash Dividends Declared	0.185	0.165
Book Value	11.70	11.12
Tangible Book Value	8.85	8.29
Market Value	15.15	15.92
Financial Ratios
Return on Average Equity (a)	13.08%	11.25%
Return on Average Tangible Equity (a)	17.47%	15.12%
Return on Average Assets (a)	1.18%	1.10%
Average Equity to Average Assets	9.00%	9.77%
Average Tangible Equity to Average Assets	6.73%	7.27%
Net Interest Margin Tax-Equivalent (a)	3.24%	3.16%
Dividend Payout Ratio	50.00%	53.23%
Allowance for Loan Losses/Total Loans	0.77%	0.77%
Non-Performing Loans to Total Loans	0.36%	0.26%
Non-Performing Assets to Total Assets	0.27%	0.20%
Efficiency Ratio	46.97%	51.16%
At Period End
Total Assets	$1,248,208	$1,108,621
Total Loans	933,814	846,190
Total Investment Securities	232,878	178,390
Total Deposits	826,477	824,761
Total Shareholders’ Equity	113,611	108,800
(a) Annualized using a 365-day basis